CONTACT:	-OR-	INVESTOR RELATIONS FIRM:
Jacuzzi Brands, Inc.		The Equity Group Inc.
Diana Burton, VP – Investor Relations		Devin Sullivan
(561) 514-3850		(212) 836-9608

FOR IMMEDIATE RELEASE

JACUZZI BRANDS NAMES ALEX P. MARINI PRESIDENT AND
CHIEF EXECUTIVE OFFICER EFFECTIVE AUGUST 31, 2006

WEST PALM BEACH, FL – July 18, 2006 -- Jacuzzi Brands, Inc. (or “the Company”) today announced the appointment of Alex P. Marini as Chief Executive Officer of the Company, effective August 31, 2006. Mr. Marini will succeed David H. Clarke, Jacuzzi Brands’ Chief Executive Officer, who is retiring. Mr. Clarke will also retire as Chairman and a member of the Board of Directors effective September 30, 2006, at which time the Board intends to appoint an existing member as Non-Executive Chairman.

Mr. Marini, 59, was named President and Chief Operating Officer of Jacuzzi Brands in August 2005. He joined Zurn, the Company’s Commercial Plumbing Products business, in 1969 and was named President of Zurn in 1996. Under Mr. Marini’s direction, Zurn has become one of the commercial plumbing industry’s most respected and successful companies.

David H. Clarke, 65, stated, ”Over the last year, Al Marini has demonstrated his potential to assume the responsibilities of CEO. He has brought to the Bath segment the same enthusiasm, business acumen, and creativity that generated outstanding financial results at Zurn over the last several years. While there is still work to be done at the Bath segment, Al and his team have already made tremendous progress. Importantly, he has garnered the trust and respect of our employees, suppliers and customers.”

Mr. Clarke continued, “At the time of Al’s appointment to President and Chief Operating Officer of Jacuzzi Brands, I agreed to suspend my previously announced retirement in order to promote continuity in operations and strategic initiatives. I will work closely with Al and the Board throughout the summer to ensure a smooth transition. While I will be leaving Jacuzzi Brands to devote full time to my personal interests, I remain fully optimistic about this Company’s prospects and intend to remain a shareholder.”

Mr. Marini commented, “I am grateful to David and the Board for the opportunity to assume this expanded role, and am excited by the prospects to further strengthen Jacuzzi Brands presence in the various ‘water’ markets that our Company serves. While our immediate focus is the continued improvement of the Bath business and continued growth at Zurn, we will also continue to review strategic alternatives as part of our overall strategy to enhance long-term shareholder value. I also want to thank the numerous Zurn associates with whom I have served over the past 37 years. Under David’s leadership, Jacuzzi Brands has undergone a significant transformation centered around water technology. I believe that there are substantial opportunities to expand this platform in related water businesses. I am fortunate to have a solid foundation, consisting of a talented team of managers, a widely-recognized portfolio of brands

Jacuzzi Brands, Inc. • 777 So. Flagler Drive, Suite 1100-West • West Palm Beach, FL 33401-6161 •Tel: 561-514-3838 •Fax: 561-514-3866

Jacuzzi Brands, Inc.	Page 2
July 18, 2006

in attractive market segments, and a balance sheet that is the strongest in the Company’s history.”

Mr. Marini continued, “Over the last year, the team we have assembled at Jacuzzi Brands has created significant momentum. We have worked together to strengthen our customer relationships and maintain leading positions in numerous market segments. We are maintaining a focus on lower-cost foreign sourcing initiatives at the Bath business, applying many of the same principles that Zurn has employed for nearly 30 years. We have also made great strides in introducing innovative products focused on the restorative properties of water, and feature-rich, user-friendly products for professional contractors.”

About Jacuzzi Brands
Jacuzzi Brands, Inc. through its subsidiaries, is a global manufacturer and distributor of branded bath and plumbing products for the residential, commercial and institutional markets. These include whirlpool baths, spas, showers, sanitary ware and bathtubs, as well as professional grade drainage, water control, commercial faucets and other plumbing products. Its products are marketed under its portfolio of brand names, including JACUZZI®, SUNDANCE®, ZURN®, and ASTRACAST®. Learn more at www.jacuzzibrands.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company’s current expectations with respect to future market conditions, future operating results and other plans. Words such as “expects,” “intends,” “anticipates,” “plans,” “projects,” “probably,” “believes,” “estimates,” “may,” “will,” “should,” “shall,” and similar expressions typically identify such forward-looking statements. Even though the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. In particular, various economic and competitive factors, including those outside our control, such as interest rates, foreign currency exchange rates, inflation rates, instability in domestic and foreign financial markets, acts of war, terrorist acts, outbreaks of new diseases, consumer spending patterns, energy costs and availability, freight costs, availability of consumer and commercial credit, adverse weather, levels of residential and commercial construction, changes in raw material and component costs, and the credit worthiness of our customers, insurers, and investees, and other factors contained in the Company’s filings with the Securities and Exchange Commission could cause our actual results in fiscal 2006 and in future years to differ materially from those expressed in this press release.

Jacuzzi Brands, Inc. • 777 So. Flagler Drive, Suite 1100-West • West Palm Beach, FL 33401-6161 •Tel: 561-514-3838 •Fax: 561-514-3866